Exhibit 99.1
DREAMWORKS DELIVERS OUTSTANDING FOURTH QUARTER AND YEAR-END 2015 RESULTS HIGHLIGHTED BY STRONG GROWTH ACROSS CORE BUSINESS SEGMENTS
_____________________________________________________________________________________

•	DreamWorks reports full-year revenue growth of 34% to $916 million

•	DreamWorks delivers full-year adjusted(a) operating income of $79 million

•	DreamWorks reports full-year adjusted(a) operating cash flow of $126 million
_____________________________________________________________________________________
Glendale, California – February 23, 2016 – DreamWorks Animation SKG, Inc. (Nasdaq: DWA) today reported revenues for the quarter ended December 31, 2015 of $319.3 million, representing an increase of 36.3% from the same period in 2014. In addition, DWA reported adjusted(a) operating income of $56.5 million and adjusted(a) net income attributable to DWA of $48.1 million or $0.55 per diluted share for the quarter ended December 31, 2015. Adjusted financial results exclude a $6.1 million pre-tax charge associated with the Company’s Restructuring Plan announced on January 22, 2015.

Including the impact of the previously announced Restructuring Plan, DWA reported operating income of $50.4 million and reported net income attributable to DWA of $42.1 million, or $0.48 per diluted share for the quarter ended December 31, 2015.

“Although 2015 was a transitional year for our company, I am exceptionally proud of what the DreamWorks team has accomplished this year and I'm pleased to report that we have met or exceeded our stated full year 2015 goals across all key financial metrics,” said Jeffrey Katzenberg, Chief Executive Officer of DreamWorks Animation. “DWA delivered its best top line result in 11 years and highest revenue growth in eight years, accelerating 34% from 2014. In addition, our positive adjusted operating income and operating cash flow demonstrate our commitment to profitably grow our businesses while keeping a sharp eye on cost management and productivity improvements.”

Katzenberg continued, “While there is still much work to be done before we cross the goal line on the objectives we shared a year ago, we enter 2016 with considerable momentum. Our continued focus on executing on our strategic goals will not only ensure sustainable and profitable growth over the long term, but create shareholder value for years to come.”

(a)Reconciliations of non-GAAP measures to reported results are included at the end of this earnings release.

Fourth Quarter Review:
DWA’s fourth quarter revenues of $319.3 million increased 36.3% versus the prior-year period driven by performance across all core business segments.

Revenues for the quarter ended December 31, 2015 from the Feature Film segment increased to $146.4 million, up from $131.3 million in the prior-year period. Segment gross profit improved to $63.5 million compared to a loss of $(152.2) million in the same period of last year. Gross profit in the prior-year period included the impact of film and other inventory write-offs of $153.6 million stemming from the Company's 2015 Restructuring Plan, as well as total impairment charges of $39.7 million related to The Penguins of Madagascar and Mr. Peabody and Sherman.

Home contributed feature film segment revenue of $55.3 million in the quarter ended December 31, 2015, primarily from worldwide pay television and home entertainment. Through the end of the fourth quarter, the film reached an estimated 6.0 million home entertainment units sold worldwide, net of actual and estimated future returns.

The Penguins of Madagascar contributed feature film segment revenue of $13.8 million in the quarter ended December 31, 2015, primarily from international pay television. Through the end of the fourth quarter, the film reached an estimated 3.9 million home entertainment units sold worldwide, net of actual and estimated future returns.

How to Train Your Dragon 2 contributed feature film segment revenue of $4.0 million in the quarter ended December 31, 2015, primarily from worldwide home entertainment. The film reached an estimated 9.4 million home entertainment units sold worldwide through the end of the fourth quarter, net of actual and estimated future returns.

Mr. Peabody and Sherman contributed feature film segment revenue of $2.1 million in the quarter ended December 31, 2015, primarily from worldwide home entertainment. The film reached an estimated 4.5 million home entertainment units sold worldwide through the end of the fourth quarter, net of actual and estimated future returns.

(a)Reconciliations of non-GAAP measures to reported results are included at the end of this earnings release.

Library titles contributed feature film segment revenue of $71.2 million in the quarter ended December 31, 2015, driven by an extension of existing licensing arrangements for the SVOD distribution of certain titles as well as worldwide television and home entertainment revenues for a number of titles including The Croods and Turbo.

Revenues for the quarter ended December 31, 2015 from the Television Series and Specials segment increased to $104.9 million, compared to $50.7 million during the prior-year period. The increase in revenues was attributable to a significantly higher number of episodes delivered under our episodic content licensing deals and an extension of existing licensing arrangements related to the SVOD distribution of our seasonal television specials. Segment gross profit increased to $46.6 million in the current quarter, from a loss of $(2.6) million in the same period of the prior year. The increase was primarily driven by higher revenues, favorable amortization rates associated with our episodic series and holiday specials and lower marketing spend compared with the prior-year period. Gross profit in the prior-year period was impacted by write-downs of capitalized film costs totaling $13.3 million, primarily due to revisions in estimated future revenues for certain television specials.

Revenues from the Consumer Products segment increased to $31.7 million in the quarter ended December 31, 2015, compared to $22.1 million in the same period last year. The increase was primarily driven by revenues earned from retail development and location based entertainment initiatives as well as merchandise licensing agreements related to our episodic television series. Segment gross profit decreased to $5.7 million from $6.1 million in the prior-year period as higher revenues were offset by a one time expense of $7.0 million related to our retail development initiatives. Gross profit for the quarter ended December 31, 2014 was impacted by impairment charges totaling $2.4 million, primarily related to The Penguins of Madagascar.

Revenues for the quarter ended December 31, 2015 from the Company’s New Media segment were $32.9 million compared to $24.9 million during the three months ended December 31, 2014. This increase was primarily attributable to revenue generated from licensing and distribution of content and, to a lesser extent, advertising, brand sponsorship and talent management arrangements. In the prior-year period, the Company reported certain advertising and talent management revenues in this segment on a “gross” basis rather than on a “net” basis.  For comparative purposes, if the New Media segment’s revenues had been reported on a “net” basis during the quarter ended December 31, 2014, revenues for the quarter ended December 31, 2015 would reflect an increase of 41% compared with the prior-year period. Segment gross profit, which is not

(a)Reconciliations of non-GAAP measures to reported results are included at the end of this earnings release.

affected by this item, increased to $20.6 million from $13.2 million in the prior-year period, primarily due to higher revenue contributions from the licensing and distribution of content, as well as reduced amortization of intangible assets.

Revenues from the All Other segment for the quarter ended December 31, 2015 were $3.4 million compared to $5.2 million in the prior-year period and gross profit was $2.7 million compared to a loss of $(4.0) million for the quarter ended December 31, 2014. Gross profit for the quarter ended December 31, 2014 included the write-off of capitalized costs in the amount of $5.4 million.

For the quarter ended December 31, 2015, DWA posted adjusted(a) operating income of $56.5 million. The increase in revenues and segment gross profit were partially offset by an increase in adjusted(a) general and administrative expenses. The increase in adjusted(a) general and administrative costs in the quarter ended December 31, 2015 was primarily driven by a $25.0 million increase in incentive and stock-based compensation costs, as well as an increase of $1.5 million related to the growth and expansion of the AwesomenessTV business. Operating income in the prior-year period included a $6.8 million benefit associated with a reduction in the fair value of the contingent consideration liability related to our acquisition of AwesomenessTV. Reported operating income for the quarter ended December 31, 2015, inclusive of restructuring-related charges, was $50.4 million.

Adjusted(a) net income attributable to DWA for the quarter ended December 31, 2015 was $48.1 million, or adjusted(a) income of $0.55 per diluted share. During the fourth quarter, the Company recorded an income tax benefit of $2.4 million, or an effective rate of (6.1)%. Combined with a decrease in income tax benefit payable to former stockholder of $3.2 million, results in a combined effective tax rate of (14.3)% for the quarter. Reported net income attributable to DWA for the quarter ended December 31, 2015 was $42.1 million, or $0.48 per diluted share.

(a)Reconciliations of non-GAAP measures to reported results are included at the end of this earnings release.

Full Year Review:
DWA’s revenues for the year ended December 31, 2015 increased 33.8% to $915.9 million compared to $684.6 million in the prior-year period. The increase was driven by year-over-year growth across all core business segments.

Revenues for the year ended December 31, 2015 from the Feature Film segment increased to $520.1 million, primarily due to higher revenue from prior-year theatrical releases and contributions from the Library. Included in the results is a one-time benefit of $7.8 million related to recoveries from previously established home entertainment reserves related to sales through a former distributor. Segment gross profit increased to $190.5 million for the year ended December 31, 2015 compared to a loss of $(89.4) million in the prior-year period. In 2014, Feature Film segment gross profit was impacted by $259.7 million in charges, including restructuring-related charges totaling $163.0 million, as well as impairment charges totaling $96.7 million, primarily related to the performance of The Penguins of Madagascar and Mr. Peabody and Sherman.

Revenues from the Television Series and Specials segment for the year ended December 31, 2015 increased 121.5% to $228.1 million, due to a significantly higher number of episodes delivered under our episodic content licensing arrangements. Segment gross profit also increased to $84.5 million in 2015, up from $6.7 million in the prior year. The increase was primarily driven by higher revenue and favorable amortization rates associated with our episodic series and holiday specials, partially offset by up-front marketing costs associated with the launch of our new television series. Gross profit in the prior-year period was negatively impacted by write-downs of capitalized film costs totaling $13.3 million, primarily due to revisions in estimated future revenues for certain television specials, as well as higher than expected returns of seasonal and newly-released home entertainment product and increased selling costs related to our Classic Media properties.

Revenues from the Consumer Products segment in the year ending December 31, 2015 increased to $86.5 million, from $64.8 million in the prior year. The increase was primarily driven by revenues earned from new and extended location based entertainment license arrangements and retail development initiatives in 2015, as well as merchandise licensing arrangements. For the year ended December 31, 2015, segment gross profit increased to $29.9 million, from $23.7 million in the prior year due to higher revenues, partially offset by a one time expense of $7.0 million related to our retail development initiatives. Gross profit for the year

(a)Reconciliations of non-GAAP measures to reported results are included at the end of this earnings release.

ended December 31, 2014 was impacted by impairment charges totaling $2.4 million, which were primarily related to The Penguins of Madagascar.

Beginning in the quarter ending March 31, 2016, DWA plans to change the method by which intellectual property costs are charged to the Consumer Products segment to provide better comparability to peers, be more in line with the method used in the Television Series and Specials segment and minimize the volatility of the Consumer Products segment profitability. As a result, the Consumer Products Segment will no longer bear amortization of capitalized production costs for the use of Film and TV intellectual property. Instead, the Consumer Products segment will be charged a royalty fee which will compensate the originating segment for the use of intellectual property. There will be no change to DWA’s Consolidated financials, as DWA’s Ultimate revenues and the amortization of capitalized production costs remain unchanged. This methodology will impact segment reporting only.

Revenues for the year ended December 31, 2015 from the Company’s New Media segment increased to $72.8 million, from $49.0 million in the prior year. This increase was primarily attributable to revenue generated from licensing and distribution of content, and to a lesser extent, advertising, brand sponsorship and talent management arrangements. In the prior year, the Company reported certain advertising and talent management revenues in this segment on a “gross” basis rather than on a “net” basis.  For comparative purposes, if the New Media segment’s revenues had been reported on a “net” basis during the year ended December 31, 2014, revenues for the year ended December 31, 2015 would reflect an increase of approximately 84% compared with the prior year. Segment gross profit for year ended December 31, 2015, which is not affected by this item, was $41.1 million, compared to $17.9 million during the year ended December 31, 2014, primarily due to higher revenue contributions from the licensing and distribution of content, as well as reduced amortization of intangible assets.

Revenues from the All Other segment for the year ended December 31, 2015 were $8.4 million compared to $14.3 million in the prior year. Gross profit was $5.9 million compared to a loss of $(5.0) million for the year ended December 31, 2014. Gross profit for the year ended December 31, 2014 included the write-off of capitalized costs in the amount of $5.4 million.

For the year ended December 31, 2015, DWA posted adjusted(a) operating income of $78.8 million. The increase in revenues and segment gross profit was partially offset by an increase in adjusted(a) general and

(a)Reconciliations of non-GAAP measures to reported results are included at the end of this earnings release.

administrative expenses. The increase in adjusted(a) general and administrative costs in the current year was driven by a $37.1 million increase in incentive and stock-based compensation costs and a $16.9 million increase in costs incurred to support the growth and expansion of the AwesomenessTV business. Operating income in the prior year included a $16.5 million benefit associated with a reduction in the fair value of the contingent consideration liability related to our acquisition of AwesomenessTV. The reported operating income for the year ended December 31, 2015, inclusive of restructuring-related charges, was $16.4 million.

Adjusted(a) net income attributable to DWA for the year ended December 31, 2015 was $7.6 million, or $0.09 per share. Adjusted net income reflects higher interest expense related to a lease financing obligation associated with the Company’s headquarters as well as a decrease in the amount of interest that could be capitalized during 2015. Adjusted net income for the year ended December 31, 2015 also includes non-cash charges totaling $11.9 million in other expense, net that are attributable to certain investments that were deemed to not be recoverable. Additionally, during the year ended December 31, 2015, DWA recorded income tax expense of $21.9 million, which includes expense related to the Company's tax sharing agreement with former stockholder. As a result, the Company had a combined effective tax rate of (68.4)% for the year ended December 31, 2015. Reported net loss attributable to DWA for the year ended December 31, 2015 was $(54.8) million, or $(0.64) per share.

For the year ended December 31, 2015, adjusted(a) operating cash flow was $126.0 million. The main sources of cash during the year ended December 31, 2015 were primarily the theatrical, home entertainment and television revenues from How to Train Your Dragon 2, Home, The Croods and from licensing of our episodic content. Cash used in operating activities for the year ended December 31, 2015 included $14.3 million in incentive compensation, which decreased $21.6 million when compared to the amount paid during the year ended December 31, 2014 as these cash payments primarily fluctuate based on our financial results. During the year ended December 31, 2015, we also made payments to an affiliate of a former stockholder in the amount of $7.4 million. Lastly, cash from operating activities was also partially offset by production spending for our films and television series, as well as participation and residual payments. Including the impact of the previously announced Restructuring Plan, DWA reported operating cash flow of $52.5 million for the year ended December 31, 2015, compared to net cash used in operating activities of $(162.4) million in the prior year.

(a)Reconciliations of non-GAAP measures to reported results are included at the end of this earnings release.

As of December 31, 2015, our payable to former stockholder was $20.8 million. We expect that $16.4 million will become payable during the next 12 months (which is subject to the finalization of our 2015 tax returns and may be reduced by refunds of overpayments related to prior years).

During the year ended December 31, 2015, DWA amended its $400.0 million revolving credit facility, increasing the size of the committed facility to $450.0 million and extending the term through February 2020. DWA also entered into an agreement to sell its campus located in Glendale, California for $185.0 million and concurrently leased it back from the purchaser. Proceeds from the sale were used to repay outstanding borrowings on the Company’s revolving credit facility and for general corporate purposes.

On July 21, 2015, the original purchaser of the campus resold it for a total sale price of $215.0 million. Pursuant to a sharing agreement between the Company and such original purchaser, the Company was entitled to receive 50% of any increase in value from the original sale price of $185.0 million, net of expenses. Accordingly, the Company received approximately $14.2 million from the original purchase following such resale.

As of December 31, 2015, DWA had $390.0 million of availability on its revolving credit facility and $110.8 million of cash and cash equivalents on hand, approximately 58% of which is held by two of the Company's consolidated joint ventures.

Items related to the earnings press release for the fourth quarter of 2015 will be discussed in more detail on the Company’s earnings conference call later today.

Conference Call Information
DreamWorks Animation will host a conference call and webcast to discuss the results on Tuesday, February 23, 2016 at 1:30pm (PT) / 4:30pm (ET). Investors can access the call by dialing (800) 230-1059 in the U.S. and (612) 332-0107 internationally and identifying "DreamWorks Animation Earnings Call" to the operator. The call will also be available via live webcast at ir.dreamworksanimation.com.

A replay of the conference call will be available shortly after the call ends on Tuesday, February 23, 2016. To access the replay, dial (800) 475-6701 in the U.S. and (320) 365-3844 internationally and enter 383993

(a)Reconciliations of non-GAAP measures to reported results are included at the end of this earnings release.

as the conference ID number. Both the earnings release and archived webcast will be available on the Company’s website at ir.dreamworksanimation.com.

About DreamWorks Animation
DreamWorks Animation creates high-quality entertainment, including CG-animated feature films, television specials and series and live entertainment properties, meant for audiences around the world. The Company has world-class creative talent, a strong and experienced management team and advanced filmmaking technology and techniques. All of DreamWorks Animation’s feature films are produced in 3D. The Company has theatrically released a total of 32 animated feature films, including the franchise properties of Shrek, Madagascar, Kung Fu Panda, How to Train Your Dragon, Puss In Boots, and The Croods.

Contact:
Investors:	Press:
Jennifer DiGrazia	Dan Berger
DreamWorks Animation Investor Relations	DreamWorks Animation Public Relations
(818) 695-3384	(818) 695-4747
Jennifer.Digrazia@dreamworks.com	Dan.Berger@dreamworks.com

Chad Mihalick	Matt Lifson
DreamWorks Animation Investor Relations	DreamWorks Animation Public Relations
(818) 695-4486	(818) 695-6576
Chad.Mihalick@dreamworks.com	Matt.Lifson@dreamworks.com

Caution Concerning Forward-Looking Statements
This document includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company’s plans, prospects, strategies, proposals and our beliefs and expectations concerning performance of our current and future releases and anticipated talent, directors and storyline for our upcoming films and other projects, constitute forward-looking statements. These statements are based on current expectations, estimates, forecasts and projections about the industry in which we operate and management's beliefs and assumptions. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions which are difficult to predict. Actual results may vary materially from those expressed or implied by the statements herein due to changes in economic, business, competitive, technological and/or regulatory factors, and other risks and uncertainties affecting the operation of the business of DreamWorks Animation SKG, Inc. These risks and uncertainties include: audience acceptance of our films, our dependence on the success of a limited number of releases each year, the increasing cost of producing and marketing feature films, piracy of motion pictures, the effect of rapid technological change or alternative forms of entertainment and our need to protect our proprietary technology and enhance or develop new technology. In addition, due to the uncertainties and risks involved in the development and production of animated feature projects, the release dates for the projects described in this document may be delayed. For a further list and description of such risks and uncertainties, see the reports filed by us with

(a)Reconciliations of non-GAAP measures to reported results are included at the end of this earnings release.

the Securities and Exchange Commission, including our most recent annual report on Form 10-K and our most recent quarterly reports on Form 10-Q. DreamWorks Animation is under no obligation to, and expressly disclaims any obligation to, update or alter its forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

(a)Reconciliations of non-GAAP measures to reported results are included at the end of this earnings release.

DREAMWORKS ANIMATION SKG, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,
	2015	2014
	(in thousands, except par value and share amounts)
Assets
Cash and cash equivalents	$110,814	$34,227
Restricted cash	40	25,244
Trade accounts receivable, net of allowance for doubtful accounts	271,466	160,379
Receivables from distributors, net of allowance for doubtful accounts	230,569	271,256
Film and other inventory costs, net	820,454	827,890
Prepaid expenses	29,133	17,555
Other assets	73,924	40,408
Investments in unconsolidated entities	32,814	35,330
Property, plant and equipment, net of accumulated depreciation and amortization	37,765	180,607
Intangible assets, net of accumulated amortization	172,328	186,141
Goodwill	190,668	190,668
Total assets	$1,969,975	$1,969,705
Liabilities and Equity
Liabilities:
Accounts payable	$10,847	$9,031
Accrued liabilities	199,665	190,217
Payable to former stockholder	20,776	10,455
Deferred revenue and other advances	74,659	33,895
Deferred gain on sale-leaseback transaction	87,410	—
Revolving credit facility	60,000	215,000
Senior unsecured notes	300,000	300,000
Deferred taxes, net	17,778	16,709
Total liabilities	771,135	775,307
Commitments and contingencies
Equity:
DreamWorks Animation SKG, Inc. Stockholders' Equity:
Class A common stock, par value $0.01 per share, 350,000,000 shares authorized, 106,907,772 and 105,718,014 shares issued, as of December 31, 2015 and 2014, respectively	1,069	1,057
Class B common stock, par value $0.01 per share, 150,000,000 shares authorized, 7,838,731 shares issued and outstanding, as of December 31, 2015 and 2014	78	78
Additional paid-in capital	1,227,220	1,172,806
Accumulated other comprehensive loss	(3,642)	(1,827)
Retained earnings	707,978	762,784
Less: Class A Treasury common stock, at cost, 28,401,898 and 27,884,524 shares, as of December 31, 2015 and 2014, respectively	(789,186)	(778,541)
Total DreamWorks Animation SKG, Inc. stockholders' equity	1,143,517	1,156,357
Non-controlling interests	55,323	38,041
Total equity	1,198,840	1,194,398
Total liabilities and equity	$1,969,975	$1,969,705

DREAMWORKS ANIMATION SKG, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(in thousands, except per share amounts)
Revenues	$319,335	$234,244	$915,863	$684,623

Operating expenses (income):
Costs of revenues	168,816	345,379	526,286	681,113
Selling and marketing	12,222	32,918	43,640	61,252
General and administrative	89,740	108,620	332,736	262,013
Product development	1,195	3,632	4,655	5,217
Change in fair value of contingent consideration	—	(6,825)	—	(16,500)
Other operating income	(3,037)	(1,767)	(7,893)	(8,429)
Operating income (loss)	50,399	(247,713)	16,439	(300,043)

Non-operating income (expense):
Interest expense, net	(5,631)	(4,769)	(23,334)	(11,866)
Other income (expense), net	494	(17,730)	(9,650)	(14,361)
Decrease (increase) in income tax benefit payable to former stockholder	3,228	253,623	(17,673)	253,861
Income (loss) before loss from equity method investees and income taxes	48,490	(16,589)	(34,218)	(72,409)

Loss from equity method investees	5,868	5,869	15,491	13,808
Income (loss) before income taxes	42,622	(22,458)	(49,709)	(86,217)
(Benefit) provision for income taxes	(2,387)	239,383	4,255	222,104
Net income (loss)	45,009	(261,841)	(53,964)	(308,321)
Less: Net income attributable to non-controlling interests	2,936	1,378	842	1,293
Net income (loss) attributable to DreamWorks Animation SKG, Inc.	$42,073	$(263,219)	$(54,806)	$(309,614)

Net income (loss) per share of common stock attributable to DreamWorks Animation SKG, Inc.
Basic net income (loss) per share	$0.49	$(3.08)	$(0.64)	$(3.65)
Diluted net income (loss) per share	$0.48	$(3.08)	$(0.64)	$(3.65)
Shares used in computing net income (loss) per share
Basic	86,145	85,392	85,841	84,771
Diluted	87,375	85,392	85,841	84,771

DREAMWORKS ANIMATION SKG, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Year Ended December 31,
	2015	2014
	(in thousands)
Operating activities
Net loss	$(53,964)	$(308,321)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Amortization and write-off of film and other inventory costs	441,207	625,567
Other impairments and write-offs	11,933	19,591
Amortization of intangible and other assets	23,596	14,544
Depreciation and amortization	30,196	6,491
Amortization of deferred financing costs	2,302	1,173
Amortization of deferred gain on sale-leaseback transaction	(1,993)	—
Stock-based compensation expense	21,156	19,302
Change in fair value of contingent consideration	—	(16,500)
Revenue earned against deferred revenue and other advances	(109,072)	(65,193)
Income related to investment contributions	(6,284)	(8,429)
Loss from equity method investees	15,491	13,808
Deferred taxes, net	1,062	222,066
Changes in operating assets and liabilities, net of the effects of acquisitions:
Restricted cash	25,201	(25,000)
Trade accounts receivable	(107,175)	(20,866)
Receivables from distributors	39,569	9,456
Film and other inventory costs	(411,444)	(484,285)
Prepaid expenses and other assets	(60,613)	(32,827)
Accounts payable and accrued liabilities	14,804	22,627
Payable to former stockholder	10,321	(251,854)
Income taxes payable/receivable, net	(1,657)	(836)
Deferred revenue and other advances	167,873	97,041
Net cash provided by (used in) operating activities	52,509	(162,445)
Investing activities
Investments in unconsolidated entities	(18,136)	(20,645)
Purchases of property, plant and equipment	(22,729)	(34,358)
Acquisitions of character and distribution rights	—	(51,000)
Acquisitions, net of cash acquired	—	(12,605)
Net cash used in investing activities	(40,865)	(118,608)
Financing activities
Proceeds from stock option exercises	—	12,167
Deferred financing costs	(6,286)	—
Purchase of treasury stock	(10,645)	(10,318)
Borrowings from revolving credit facility	425,405	250,000
Repayments of borrowings from revolving credit facility	(580,405)	(35,000)
Proceeds from lease financing obligation	199,203	—
Repayments of lease financing obligation	(1,378)	—
Contingent consideration payment	(335)	(79,665)
Proceeds from sale of non-controlling equity interest in ATV	—	81,250
Capital contributions from non-controlling interest holders	40,000	—
Distributions to non-controlling interest holder	(998)	(227)
Net cash provided by financing activities	64,561	218,207

DREAMWORKS ANIMATION SKG, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued) (Unaudited)

	Year Ended December 31,
	2015	2014
	(in thousands)
Effect of exchange rate changes on cash and cash equivalents	382	1,606
Increase (decrease) in cash and cash equivalents	76,587	(61,240)
Cash and cash equivalents at beginning of year	34,227	95,467
Cash and cash equivalents at end of year	$110,814	$34,227

Non-cash investing activities:
Intellectual property and technology licenses granted in exchange for equity interest	$6,085	$7,730
Services provided in exchange for equity interest	199	776
Total non-cash investing activities	$6,284	$8,506
Supplemental disclosure of cash flow information:
Cash paid during the year for income taxes, net	$4,994	$1,209
Cash paid during the year for interest, net of amounts capitalized	$23,719	$14,325

DREAMWORKS ANIMATION SKG, INC. SEGMENT REVENUES AND GROSS PROFIT RECONCILIATION (Unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(in thousands)
Revenues
Feature Films	$146,397	$131,343	$520,102	$453,475
Television Series and Specials	104,889	50,721	228,132	102,962
Consumer Products	31,740	22,094	86,501	64,817
New Media	32,940	24,914	72,774	49,028
All Other	3,369	5,172	8,354	14,341
Total consolidated revenues	$319,335	$234,244	$915,863	$684,623

Segment gross profit (loss)(1)
Feature Films	$63,501	$(152,171)	$190,517	$(89,401)
Television Series and Specials	46,611	(2,581)	84,523	6,667
Consumer Products	5,745	6,101	29,863	23,697
New Media	20,637	13,165	41,102	17,905
All Other	2,676	(3,964)	5,947	(4,980)
Total segment gross profit (loss)	$139,170	$(139,450)	$351,952	$(46,112)

Reconciliation to consolidated income (loss) before income taxes:
Selling and marketing expenses(2)	873	4,603	6,015	11,630
General and administrative expenses	89,740	108,620	332,736	262,013
Product development expenses	1,195	3,632	4,655	5,217
Change in fair value of contingent consideration	—	(6,825)	—	(16,500)
Other operating income	(3,037)	(1,767)	(7,893)	(8,429)
Non-operating expenses (income), net	1,909	(231,124)	50,657	(227,634)
Loss from equity method investees	5,868	5,869	15,491	13,808
Total consolidated income (loss) before income taxes	$42,622	$(22,458)	$(49,709)	$(86,217)
____________________

(1)
The Company defines segment gross profit as segment revenues less segment costs of revenues (which is comprised of costs of revenues and certain costs classified as a component of "selling and marketing" in its statements of operations).

(2)	Represents certain selling and marketing expenses that are not included as a component of segment gross profit due to the general nature of such expenses.

DREAMWORKS ANIMATION SKG, INC. SELLING AND MARKETING EXPENSES (Unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(in thousands)
Selling and marketing	$12,222	$32,918	$43,640	$61,252
Less: allocation to segments	11,349	28,315	37,625	49,622
Unallocated selling and marketing	$873	$4,603	$6,015	$11,630

Non-GAAP Measures

In addition to the financial results reported in accordance with U.S. GAAP, we have provided the following non-GAAP measures: Adjusted Income/Loss Measures (which are further described and defined below) and Adjusted Operating Cash Flow (collectively, "non-GAAP measures"). Adjusted Income/Loss Measures and Adjusted Operating Cash Flow are not prepared in accordance with U.S. GAAP. Adjusted Income/Loss Measures and Adjusted Operating Cash Flow provide a supplemental presentation of our operating performance and generally reflect adjustments for unusual or non-operational activities. We may not calculate Adjusted Income/Loss Measures or Adjusted Operating Cash Flow in a manner consistent with the methodologies used by other companies. Adjusted Income/Loss Measures and Adjusted Operating Cash Flow (a) do not represent our operating income or cash flows from operating activities as defined by U.S. GAAP; (b) are not necessarily indicative of cash available to fund our cash flow needs; and (c) should not be considered alternatives to net income, operating income, cash provided by operating activities or our other financial information as determined under U.S. GAAP. Our presentation of Adjusted Income/Loss and Adjusted Operating Cash Flow measures should not be construed as an implication that our future results will be unaffected by unusual items. We believe the use of Adjusted Income/Loss and Adjusted Operating Cash Flow measures on a consolidated basis assists investors in comparing our ongoing operating performance between periods.

On January 22, 2015, the Company announced its restructuring initiatives (the "2015 Restructuring Plan") that are intended to refocus the Company's core feature animation business. In connection with the 2015 Restructuring Plan, the Company made changes in its senior leadership team and also made changes based on its reevaluation of the Company's feature film slate. The Company evaluates operating performance to exclude the effects of the charges related to the execution of the 2015 Restructuring Plan as it believes the restructuring-related charges do not correlate with the ongoing operating results of the Company's business and were charges that resulted from significant decisions that were made in order to refocus the Company. As a result, the Company believes that presenting the Company's Adjusted Operating Income/Loss, Adjusted Net Income/Loss Attributable to DreamWorks Animation SKG, Inc. and Adjusted Diluted Income/Loss per share (collectively, "Adjusted Income/Loss Measures") will aid investors in evaluating the performance of the Company. The Company defines Adjusted Income/Loss Measures as net earnings (loss) adjusted to exclude the items within its Consolidated Statements of Operations that relate to its 2015 Restructuring Plan (as discussed further in the footnotes to the tables below).

The Company uses these Adjusted Income/Loss Measures to, among other things, evaluate the Company's operating performance. These measures are among the primary measures used by management for planning and forecasting of future periods, and they are important indicators of the Company's operational strength and business performance because they provide a link between profitability and operating cash flow. The Company believes these measures are relevant and useful for investors because they allow investors to view performance in a manner similar to the method used by the Company's management and help improve investors' understanding of the Company's operating performance. In addition, the Company believes that these are among the primary measures used externally by the Company's investors, analysts and industry peers for purposes of valuation and for the comparison of the Company's operating performance to other companies in its industry. In addition to the Adjusted Income/Loss Measures, for the same reasons described above, the Company also uses Adjusted Operating Cash Flow, which is defined as cash flow provided by operating activities (as presented in the Company's Consolidated Statements of Cash Flows) adjusted to exclude cash payments made in connection with its 2015 Restructuring Plan.

The following is a reconciliation of each of the Company’s GAAP measures (operating income/loss, net income/loss attributable to DreamWorks Animation SKG, Inc. and diluted earnings (or loss) per share) to the non-GAAP adjusted amounts. In addition, following this table are additional reconciliations for adjusted general and administrative, which is a component of the Adjusted Income/Loss Measures, and for adjusted operating cash flow.

DREAMWORKS ANIMATION SKG, INC. ADJUSTED INCOME/LOSS RECONCILIATIONS (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(in thousands, except per share amounts)
Operating income (loss) — as reported	$50,399	$(247,713)	$16,439	$(300,043)

Reverse 2015 Restructuring Plan charges:
Employee-related termination costs(1)	(403)	43,393	2,394	43,393
Relocation and other employee-related costs(2)	1,772	—	6,459	—
Lease obligations and related charges(3)	209	—	1,319	—
Accelerated depreciation and amortization charges(4)	—	—	20,132	—
Film and other inventory write-offs(5)	—	155,452	—	155,452
Other contractual obligations(6)	—	11,229	—	11,229
Additional labor and other excess costs(7)	4,487	—	32,085	—
Total restructuring-related charges	6,065	210,074	62,389	210,074

Adjusted operating income (loss)	$56,464	$(37,639)	$78,828	$(89,969)

Net income (loss) attributable to DreamWorks Animation SKG, Inc. — as reported	$42,073	$(263,219)	$(54,806)	$(309,614)

Reverse 2015 Restructuring Plan charges:
Employee-related termination costs(1)	(403)	43,393	2,394	43,393
Relocation and other employee-related costs(2)	1,772	—	6,459	—
Lease obligations and related charges(3)	209	—	1,319	—
Accelerated depreciation and amortization charges(4)	—	—	20,132	—
Film and other inventory write-offs(5)	—	155,452	—	155,452
Other contractual obligations(6)	—	11,229	—	11,229
Additional labor and other excess costs(7)	4,487	—	32,085	—
Total restructuring-related charges	6,065	210,074	62,389	210,074

Tax impact(8)	—	(10,924)	—	(19,537)

Adjusted net income (loss) attributable to DreamWorks Animation SKG, Inc.	$48,138	$(64,069)	$7,583	$(119,077)

Diluted income (loss) per share — as reported	$0.48	$(3.08)	$(0.64)	$(3.65)

Reverse 2015 Restructuring Plan charges:
Employee-related termination costs(1)	—	0.51	0.03	0.51
Relocation and other employee-related costs(2)	0.02	—	0.08	—
Lease obligations and related charges(3)	—	—	0.02	—
Accelerated depreciation and amortization charges(4)	—	—	0.23	—
Film and other inventory write-offs(5)	—	1.82	—	1.83

DREAMWORKS ANIMATION SKG, INC. ADJUSTED INCOME/LOSS RECONCILIATIONS—(Continued) (Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(in thousands, except per share amounts)
Other contractual obligations(6)	—	0.13	—	0.13
Additional labor and other excess costs(7)	0.05	—	0.37	—
Total restructuring-related charges	0.07	2.46	0.73	2.47

Tax impact(8)	—	(0.13)	—	(0.23)

Adjusted diluted income (loss) per share	$0.55	$(0.75)	$0.09	$(1.41)

ADJUSTED EXPENSE RECONCILIATION (Unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(in thousands)
General and administrative — as reported	$89,740	$108,620	$332,736	$262,013

Reverse 2015 Restructuring Plan charges:
Employee-related termination costs(1)	(403)	43,393	2,394	43,393
Relocation and other employee-related costs(2)	1,772	—	6,459	—
Lease obligations and related charges(3)	209	—	1,319	—
Accelerated depreciation and amortization charges(4)	—	—	20,132	—
Film and other inventory write-offs(5)	—	—	—	—
Other contractual obligations(6)	—	1,838	—	1,838
Additional labor and other excess costs(7)	4,487	—	32,085	—
Total restructuring-related charges	6,065	45,231	62,389	45,231

Adjusted general and administrative	$83,675	$63,389	$270,347	$216,782

DREAMWORKS ANIMATION SKG, INC. ADJUSTED OPERATING CASH FLOW RECONCILIATION (Unaudited)
Year Ended
December 31, 2015
(in thousands)
Net cash provided by operating activities — as reported	$52,509

2015 Restructuring Plan cash payments	73,526

Adjusted net cash provided by operating activities	$126,035
____________________

(1)
Employee-related termination costs. Employee-related termination costs consist of severance and benefits (including stock-based compensation) attributable to employees that were terminated in connection with the 2015 Restructuring Plan.

(2)
Relocation and other employee-related costs. Relocation and other employee-related costs primarily consist of costs to relocate employees from our Northern California facility to our Southern California facility.

(3)
Lease obligations and related charges. Lease obligations and related charges largely consist of remaining rent expense that we incurred prior to the commencement of the subleases of our Northern California facility.

(4)
Accelerated depreciation and amortization charges. Accelerated depreciation and amortization charges consist of the incremental charges we incurred as a result of shortened estimated useful lives of certain property, plant and equipment due to the decision to exit our Northern California facility.

(5)
Film and other inventory write-offs. Film and other inventory write-offs (as presented in the tables above) consist of only those capitalized production costs for unreleased titles that were written-off as part of our 2015 Restructuring Plan. In connection with this plan, we changed our creative leadership and we made certain decisions to change our future film slate (which included the decision to abandon certain projects and change creative direction on certain titles). These costs were expensed during the quarter ended December 31, 2014 due to the timing of these decisions. The Company excludes them for purposes of the Adjusted Income/Loss Measures as the amounts would not have been incurred during the Company's standard financial close procedures as these were changes that resulted from decisions to restructure the business.

(6)	Other contractual obligations. Other contractual obligations consist of amounts due to third parties as a result of the changes made to the Company's film slate as described in (5) above.

(7)
Additional labor and other excess costs. Additional labor consists of costs related to excess staffing in order to execute the restructuring plans specifically related to changes in the feature film slate. These additional labor costs are incremental to our normal operating charges and are expensed as incurred. Other excess costs are those due to the closure of our Northern California facility which primarily relate to costs that we incurred to continue to operate the facility until we begin to earn amounts under sublease arrangements.

(8)
Tax Impact. For the three- and 12-month periods ended December 31, 2014, the tax impact of non-GAAP adjustments was calculated at the Company's combined effective tax rate. However, for the three- and 12-month periods ended December 31, 2015, the Company's combined effective tax rate was (14.3)% and (68.4)%, respectively, and, as a result of the negative tax rates, the Company concluded that it would not be meaningful to calculate the tax impact for the current periods.